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                                                                     EXHIBIT 5.1

                              PALMER & DODGE LLP
                   One Beacon Street, Boston, MA  02108-3190


Telephone: (617) 573-0100                              Facsimile: (617) 227-4420


                                 April 9, 1999

Parametric Technology Corporation
128 Technology Drive
Waltham, MA  02453

Ladies and Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Parametric Technology Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of 1,211,819 shares (the "Shares") of the Company's Common Stock, $.01 par value, issuable upon exercise of certain options held by former employees of either Division Group plc ("Division") or auxilium inc. ("auxilium") as provided for under the terms of the Company's offer (the "Offer") to acquire all of the issued capital stock of Division and the terms of the agreement (the "Agreement") by which the Company acquired auxilium.

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued in accordance with the terms of the Offer and the Agreement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,



                                    /s/ PALMER & DODGE LLP

                                    PALMER & DODGE LLP